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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Yadkin Valley Financial Corporation

We consent to the incorporation by reference of our reports dated March 13, 2007, with respect to the consolidated financial statements of Yadkin Valley Financial Corporation and subsidiaries, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, included in Yadkin Valley Financial Corporation's 2006 Annual Report on Form 10-K/A and to the reference to our firm under the heading "Experts" in this Registration Statement and related Prospectus of Yadkin Valley Financial Corporation.

/s/ Dixon Hughes PLLC

Charlotte, North Carolina
January 15, 2008

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  Exhibit 23.1